NEWS RELEASE
Contact:	Robert D. Hardy, CFO
U.S. Concrete, Inc.
713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE APPOINTS MICHAEL W. HARLAN PRESIDENT AND CHIEF EXECUTIVE OFFICER

HOUSTON, TEXAS - May 24, 2007 - U.S. Concrete, Inc. (NASDAQ: RMIX) today announced that its Board of Directors, as expected, has appointed Michael W. Harlan, the Company’s Executive Vice President and Chief Operating Officer, as its new President and Chief Executive Officer.

Mr. Harlan, 46, served as the Company’s Senior Vice President and Chief Financial Officer from its initial public offering in 1999 through October 2004. In April 2003, he assumed the additional role of Executive Vice President and Chief Operating Officer, and currently serves on the Company’s Board of Directors. Prior to joining the Company, Mr. Harlan held various senior executive management positions with several publicly-traded companies. In addition, he currently serves on the Board of Directors of Waste Connections, Inc., where he is Chairman of the Audit Committee. Mr. Harlan also serves on the Board of Directors of the National Ready Mixed Concrete Association (“NRMCA”).

“As previously announced with the retirement of Eugene P. Martineau, our Board has appointed Michael to lead our company and implement our strategic objectives. Michael has delivered exceptional value as our Chief Operating Officer and we have tremendous confidence in his ability to execute the Company’s growth initiatives,” stated Mr. Vincent D. Foster, Chairman of the Company’s Board of Directors.

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and western precast concrete. The Company has 148 fixed and nine portable ready-mixed concrete plants, nine pre-cast concrete plants, three concrete block plants and eight aggregates facilities. During 2006, these facilities produced approximately 9.1 million cubic yards of ready-mixed concrete, 4.0 million eight-inch equivalent block units and 4.6 million tons of aggregates. For more information on U.S. Concrete, visit http://www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding the effect of the appointment of Mr. Harlan. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: development of adequate management infrastructure; departure of key personnel; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s subsequently filed Quarterly Reports on Form 10-Q.

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